Exhibit 99.1

FOR IMMEDIATE RELEASE

Limbach Holdings Reports Second Quarter 2019 Results

Q2 2019 Revenues of $132.8 million; Aggregate Backlog of $586.2 million at Quarter End

Conference Call Scheduled for 9am ET on August 15, 2019

PITTSBURGH, PA. – August 14, 2019 – Limbach Holdings, Inc. (NASDAQ: LMB) (“Limbach” or the “Company”) today announced financial results for the quarter ended June 30, 2019. Total Q2 2019 revenues were $132.8 million as planned activity reduction in one geographic region (each a “Business Unit”) offset solid growth across others. Q2 2019 Gross Margins were up from the prior year at 13.1%, versus 11.3%. Year to date Operating Income was $4.0 million compared to an operating loss of $0.9 million last year for the same period.

Other key highlights of the quarter included (unless noted, all financial comparisons are to the prior-year quarter):

•	The Mid-Atlantic region recorded a second consecutive profitable quarter as the turnaround plan implemented in 2018 drove improved project execution at a lower revenue run-rate compared with 2018.
•	Limbach continues to see strong proposal activity and demand in its key industry verticals, led by Healthcare where the Company was awarded three new hospital projects in Florida and one in Ohio.
•	Limbach continues to opportunistically broaden its in-field capabilities. During 2018, the Company began offering plumbing services alongside its other construction capabilities in its Southern California and New England regions.
•	Aggregate backlog at June 30, 2019 was $586.2 million. Current backlog consists of $536.8 million of Construction work and $49.4 million of Service work. Limbach currently expects approximately $239.5 million of current, aggregate backlog to be recognized as revenue in fiscal 2019.
•	The Company is reaffirming 2019 guidance for both revenues and Adjusted EBITDA at $560 million and $22.5 million respectively.

Management Commentary

Charlie Bacon, CEO of Limbach, commented, “Our second quarter featured good news on multiple fronts – proposal activity and sales in our key end market verticals continue to be very good; gross margin was up nicely from last year’s second quarter; and our Mid-Atlantic region continues to perform well, with a second profitable quarter in a row.”

Mr. Bacon continued, “Halfway through the year, we are on-track to achieve our full-year goals in terms of operational performance and profitability. Diversity is a key hallmark of our business as we offer a range of construction and service capabilities, marketed to a variety of industry verticals across different geographical regions in the US. Each of our verticals and geographic locations experiences its own, relatively independent supply and demand forces and, based on the activity we are seeing in our markets, we see no let-up in demand.”

Limbach Holdings, Inc. August 14, 2019	Page 2

Mr. Bacon added, "As we head into the back half of the year, our current expectations are that this year will be similar to prior years, which has seen us realize higher revenues and greater profitability in the second half of the year."

Second Quarter Summary

Revenues

Q2 2019 revenues of $132.8 million were down 4.9% versus $139.5 million for the prior year period, as planned reductions in Mid-Atlantic region revenues offset growth across the Company’s remaining regions. Service segment revenues of $27.8 million were up 7.9% while Construction segment revenues of $104.9 million were down 7.7%. Limbach continues to expect a year-over-year decline in its Mid-Atlantic region Construction revenues as a result of selectively pursuing only higher-margin projects tied to craft labor availability. Construction operations accounted for 79.0% of revenues with Service operations providing the remaining 21.0%.

Gross Margin

Gross margin for Q2 2019 was 13.1%, compared with 11.3% in the year ago quarter. Service segment gross margin improved modestly to 25.1%, compared with 24.4% in the year ago quarter, due primarily to improved project mix along with positive pricing trends. Construction segment gross margin improved to 9.9% for Q2 2019 compared to 8.4% for Q2 2018, due to improved profitability in the Mid-Atlantic region. On a dollar basis, gross profit in the second quarter was $17.4 million, compared with $15.8 million for the prior year period.

Selling, General and Administrative (“SG&A”) Expense

Q2 2019 SG&A expenses were $17.1 million, compared to $13.7 million in the prior year period. The year-over-year increase in SG&A expenses was primarily due to retention payments made to workers, which excluded the senior management team, combined with increased staffing levels. As a percentage of total revenue, Q2 2019 SG&A expenses accounted for 12.9% of total revenues as compared with 9.8% in Q2 2018.

Net Income (Loss)

Net loss attributable to Limbach Holdings, Inc. common stockholders for Q2 2019 was $(1.5) million, compared with net income attributable to Limbach Holdings, Inc. common stockholders of $0.7 million in the prior year period.

Adjusted EBITDA

Adjusted EBITDA was $2.0 million in Q2 2019, compared with $3.9 million in the prior year period. The biggest contributor to the decline was the year over year increase in SG&A expense of $3.4 million, which was offset by improved gross profit levels.

Limbach Holdings, Inc. August 14, 2019	Page 3

Six Months YTD Summary

Revenues

Year-to-date 2019 revenues of $266.7 million were up 2.5% versus $260.1 million for the prior year period. Construction segment revenues of $209.6 million were down 0.4% while Service segment revenues of $57.1 million were up 15.3%. Construction segment revenues declined slightly due to the planned reduction in Mid-Atlantic region volume along with the substantial completion of a sizable project in the Michigan region since the second quarter of 2018. Increased Construction revenues in the Florida, New England and Western Pennsylvania regions substantially offset the declines noted in the Mid-Atlantic and Michigan regions. Service segment revenue growth was most pronounced in the Florida region as volume increased. Construction operations accounted for 78.6% of revenues while Service operations provided the remaining 21.4%.

Gross Margin

Gross margin for the first six months of 2019 was 14.0%, compared with 11.2% in the year ago period, as margins expanded in both of the Company’s reporting segments. Service segment gross margin was 24.0%, compared with 20.8% in the year ago period due to improved pricing and volume. Construction segment gross margin was 11.3% for the year-to-date 2019 period compared to 8.9% for the comparable 2018 period, with the year over year improvement attributable primarily to the improved profitability in the Mid-Atlantic region along with strong margins on work in the Florida region. On a dollar basis, gross profit for the first six months of 2019 was $37.4 million, compared with $29.1 million for the prior year period.

Selling, General and Administrative Expense

Year to date 2019 SG&A expense was $33.1 million, compared to $29.4 million in the prior year period. The increase in SG&A expense was due to increased staffing; retention payments made to staff; and higher incentive accruals for all staff positions based on the improved year-to-date results. As a percentage of total revenue, 2019 year to date SG&A accounted for 12.4% compared with 11.3% in the prior year.

Net Income (Loss)

Net income attributable to Limbach Holdings, Inc. common stockholders for the first six months of 2019 was $0.6 million, compared with a net loss attributable to Limbach Holdings, Inc. common stockholders of $3.8 million in the prior year period. The main driver of the year over year improvement in Net Income was the improvement in gross margins, offset somewhat by increased SG&A expense.

Adjusted EBITDA

Adjusted EBITDA was $7.6 million for the year to date 2019, compared with $3.0 million in the prior year period. The year over year increase was due primarily to strong year over year performance in first quarter 2019 Adjusted EBITDA as compared to the prior year period.

Backlog

Aggregate backlog at June 30, 2019 was $586.2 million, compared with $559.7 million at December 31, 2018 and $492.5 million at June 30, 2018. The Company also has commitments for $408.4 million of Construction work which has not yet been recorded as backlog. Within the aggregate backlog figures, Construction backlog at June 30, 2019 was $536.8 million, versus $505.5 million at December 31, 2018 and $445.3 million at June 30, 2018. Service backlog was $49.4 million as of June 30, 2019 compared with $54.2 million at December 31, 2018 and $47.2 million at June 30, 2018. The Company expects approximately $239.5 million of total backlog to be converted to revenues within the current fiscal year.

Balance Sheet

At June 30, 2019, the Company had current assets of $184.6 million and current liabilities of $143.0 million, representing a current ratio of 1.29x. Working capital was $41.6 million at June 30, 2019, an increase of $18.7 million from December 31, 2018. Long-term debt was $40.0 million at June 30, 2019, up from $23.6 million at December 31, 2018. The Company had no borrowings against its $14.0 million credit revolver at June 30, 2019.

Limbach Holdings, Inc. August 14, 2019	Page 4

2019 Guidance

The Company is reaffirming its previously announced revenue and Adjusted EBITDA guidance for 2019, as summarized in the table below.

FY 2019 Estimates
	Current	Previous
Revenues	$560 million	$560 million
Adjusted EBITDA	$22.5 million	$22.5 million

With respect to projected fiscal year 2019 Adjusted EBITDA, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to taxes and other items, which are excluded from Adjusted EBITDA. We expect the variability of this item to have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

Conference Call Details

Date:	Thursday, August 15, 2019
Time:	9 a.m. Eastern Time

Participant Dial-In Numbers:
Domestic callers:	866-604-1698
International callers:	201-389-0844

Access by Webcast

The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of LMB’s website at www.limbachinc.com or by clicking on the conference call link: https://78449.themediaframe.com/dataconf/productusers/lmb/mediaframe/31878/indexl.html. An audio replay of the call will be archived on the Company’s website for 365 days.

Limbach Holdings, Inc. August 14, 2019	Page 5

LIMBACH HOLDINGS, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
(in thousands, except share data and per share data)	2019	2018	2019	2018
Revenue	$132,753	$139,531	$266,704	$260,080
Cost of revenue	115,352	123,733	229,270	230,995
Gross profit	17,401	15,798	37,434	29,085
Operating expenses:
Selling, general and administrative expenses	17,079	13,685	33,124	29,351
Amortization of intangibles	175	336	350	671
Total operating expenses	17,254	14,021	33,474	30,022
Operating income (loss)	147	1,777	3,960	(937)
Other income (expenses):
Interest expense, net	(1,597)	(799)	(2,430)	(1,568)
Gain (loss) on sale of property and equipment	9	24	21	40
Loss on debt extinguishment	(513)	0	(513)	0
Loss on change in fair value of warrant liability	(103)	0	(103)	0
Total other expenses	(2,204)	(775)	(3,025)	(1,528)
Income (loss) before income taxes	(2,057)	1,002	935	(2,465)
Income tax provision (benefit)	(553)	293	293	(750)
Net income (loss)	(1,504)	709	642	(1,715)
Dividends on cumulative redeemable convertible preferred stock	0	0	0	(113)
Premium paid on partial preferred stock redemption	0	0	0	2,219
Net income (loss) attributable to Limbach Holdings, Inc. common stockholders	$(1,504)	$709	$642	$(3,821)

Earnings Per Share ("EPS")
Basic earnings (loss) per share for common stock:
Net earnings (loss) attributable to Limbach Holdings, Inc. common stockholders	$(0.20)	$0.09	$0.08	$(0.51)
Diluted earnings (loss) per share for common stock:
Net earnings (loss) attributable to Limbach Holdings, Inc. common stockholders	$(0.20)	$0.09	$0.08	$(0.51)
Weighted average number of shares outstanding:
Basic	7,643,133	7,542,503	7,643,133	7,541,965
Diluted	7,643,133	7,807,768	7,717,484	7,541,965

Limbach Holdings, Inc. August 14, 2019	Page 6

LIMBACH HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share data)	June 30, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,011	$1,619
Restricted cash	113	113
Accounts receivable, net	142,761	135,687
Costs and estimated earnings in excess of billings on uncompleted contracts	36,030	32,698
Other current assets	4,637	34,869
Total current assets	184,552	204,986
Property and equipment, net	20,758	20,527
Intangible assets, net	12,603	12,953
Goodwill	10,488	10,488
Deferred tax asset	4,170	4,409
Other assets	798	271
Total assets	$233,369	$253,634

LIABILITIES
Current liabilities:
Current portion of long-term debt	$2,173	$3,141
Accounts payable, including retainage	69,702	74,353
Billing in excess of costs and estimated earnings on uncompleted contracts	46,536	50,843
Accrued income taxes	10	0
Accrued expenses and other current liabilities	24,575	53,801
Total current liabilities	142,996	182,138
Long-term debt	39,983	23,614
Other long-term liabilities	2,498	1,514
Total liabilities	185,477	207,266
Commitments and contingencies
Redeemable convertible preferred stock, net, par value of $0.0001, 1,000,000 shares authorized, no shares issued and outstanding at June 30, 2019 or December 31, 2018	0	0
STOCKHOLDERS' EQUITY
Common stock, par value $0.0001, 100,000,000 shares authorized; 7,643,133 issued and outstanding at June 30, 2019 and 7,592,911 at December 31, 2018	1	1
Additional paid-in capital	55,673	54,791
Accumulated deficit	(7,782)	(8,424)
Total stockholders' equity	47,892	46,368
Total liabilities and stockholders' equity	$233,369	$253,634

Limbach Holdings, Inc. August 14, 2019	Page 7

LIMBACH HOLDINGS, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six months ended June 30,
(in thousands)	2019	2018
Cash flows from operating activities:
Net income (loss)	$642	$(1,715)
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	2,873	2,798
Provision for doubtful accounts	33	47
Stock-based compensation expense	882	1,121
Amortization of debt discount and issuance costs	510	144
Deferred income tax provision (benefit)	239	(750)
Loss on debt extinguishment	513	0
Change in fair value of warrant liability	103	0
(Gain) loss on sale of property and equipment	(21)	(40)
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(7,107)	(8,060)
(Increase) decrease in costs and estimated earnings in
excess of billings on uncompleted contracts	(3,332)	283
(Increase) decrease in other current assets (1)	30,138	(688)
(Increase) decrease in other assets	0	(289)
Increase (decrease) in accounts payable	(4,651)	(6,017)
Increase (decrease) in billings in excess of costs and estimated
earnings on uncompleted contracts	(4,307)	15,407
(Increase) decrease in prepaid income taxes (1)	101	(706)
(Increase) decrease in accrued taxes payable	-	(2,222)
Increase (decrease) in accrued expenses and other current liabilities	(32,190)	1,112
Increase (decrease) in other long-term liabilities	(87)	255
Net cash (used in) provided by operating activities	(15,661)	680
Cash flows from investing activities:
Proceeds from sale of property and equipment	77	123
Advances to joint ventures	1	0
Purchase of property and equipment	(1,229)	(2,117)
Net cash used in investing activities	(1,151)	(1,994)

Limbach Holdings, Inc. August 14, 2019	Page 8

LIMBACH HOLDINGS, INC.

Condensed Consolidated Statements of Cash Flows - Continued

(Unaudited)

	Six months ended June 30,
	2019	2018
Cash flows from financing activities:
Increase (decrease) in bank overdrafts	2,783	4,869
Payments on Credit Agreement term loan	(14,335)	(1,500)
Proceeds from Credit Agreement revolver	17,500	67,039
Payments on Credit Agreement revolver	(17,500)	(66,594)
Proceeds from 2019 Revolving Credit Facility	7,500	0
Payments on 2019 Revolving Credit Facility	(7,500)	0
Proceeds from 2019 Refinancing Term Loan, net of debt discount	38,643	0
Warrants issued in conjunction with the 2019 Refinancing Term Loan	969	0
Embedded derivative associated with the 2019 Refinancing Term Loan	388	0
Proceeds from Bridge Term Loan	0	10,000
Payments on Bridge Term Loan	(7,736)	(1,764)
Payment on capital leases	(1,140)	(957)
Convertible preferred stock redeemed	0	(9,191)
Convertible preferred stock dividends paid	0	(875)
Payment of debt issue costs	(3,339)	0
Taxes paid related to net-share settlement of equity awards	(29)	(83)
Net cash provided by financing activities	16,204	944
Increase (decrease) in cash and cash equivalents	(608)	(370)
Cash, cash equivalents and restricted cash, beginning of period	1,732	739
Cash, cash equivalents and restricted cash, end of period	$1,124	$369
Supplemental disclosures of cash flow information
Noncash investing and financing transactions:
Property and equipment financed with capital leases	$1,581	$1,521
Interest paid	$1,621	$1,184

(1)	The prior period has been reclassified to conform to the current period presentation.

Limbach Holdings, Inc. August 14, 2019	Page 9

LIMBACH HOLDINGS, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended June 30,				Increase/(Decrease)
(in thousands, except for percentages)	2019		2018		$	%
Revenue:
Construction	104,925	79%	$113,735		(8,810)	-7.7%
Service	27,828		25,796		2,032	7.9%
Total revenue	132,753		139,531		(6,778)	-4.9%

Gross profit:
Construction	10,422		9,501		921	9.7%
Service	6,979		6,297		682	10.8%
Total gross profit	17,401		15,798		1,603	10.1%

Selling, general and administrative expenses:
Construction	8,377		6,696		1,681	25.1%
Service	4,460		3,345		1,115	33.3%
Corporate	4,242		3,644		598	16.4%
Total selling, general and administrative expenses	17,079	12.9%	13,685	9.8%	3,394	24.8%

Amortization of intangibles (Corporate)	175		336		(161)	-47.9%

Operating income (loss):
Construction	2,045		2,805		(760)	-27.1%
Service	2,519		2,952		(433)	-14.7%
Corporate	(4,417)		(3,980)		(437)	-11.0%
Total operating income (loss)	$147		$1,777		(1,630)	-91.7%

Limbach Holdings, Inc. August 14, 2019	Page 10

LIMBACH HOLDINGS, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	Six months ended June 30,				Increase/(Decrease)
(in thousands, except for percentages)	2019		2018		$	%
Revenue:
Construction	209,599	79%	$210,545		(946)	-0.4%
Service	57,105		49,535		7,570	15.3%
Total revenue	266,704		260,080		6,624	2.5%

Gross profit:
Construction	23,735		18,772		4,963	26.4%
Service	13,699		10,313		3,386	32.8%
Total gross profit	37,434		29,085		8,349	28.7%

Selling, general and administrative expenses:
Construction	15,841		14,455		1,386	9.6%
Service	8,771		7,471		1,300	17.4%
Corporate	8,512		7,425		1,087	14.6%
Total selling, general and administrative expenses	33,124	12.4%	29,351	11.3%	3,773	12.9%

Amortization of intangibles (Corporate)	350		671		(321)	-47.8%

Operating income (loss):
Construction	7,894		4,317		3,577	82.9%
Service	4,928		2,842		2,086	73.4%
Corporate	(8,862)		(8,096)		(766)	-9.5%
Total operating income (loss)	$3,960		$(937)		4,897	522.6%

Limbach Holdings, Inc. August 14, 2019	Page 11

* Use of Non-GAAP Financial Measures

Adjusted EBITDA

In assessing the performance of our business, management utilizes a variety of financial and performance measures. The key measure is Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) plus depreciation and amortization expense, interest expense, and taxes, as further adjusted to eliminate the impact of, when applicable, other non-cash items or expenses that are unusual or non-recurring that we believe do not reflect our core operating results. We believe that Adjusted EBITDA is meaningful to our investors to enhance their understanding of our financial performance for the current period and our ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service. We understand that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA. Our calculation of Adjusted EBITDA, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income (loss) calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes. A reconciliation of Adjusted EBITDA to net income (loss), the most comparable GAAP measure, is provided below.

Reconciliation of Adjusted EBITDA to Net Income (Loss)

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2019	2018	2019	2018
Net income (loss)	$(1,504)	$709	$642	$(1,715)

Adjustments:
Depreciation and amortization	1,460	1,427	2,873	2,798
Interest expense	1,597	799	2,430	1,568
Non-cash Stock-based compensation expense	515	654	882	1,121
Loss on debt extinguishment	513	0	513	0
Income tax provision (benefit)	(553)	293	293	(750)
Adjusted EBITDA	$2,028	$3,882	$7,633	$3,022

Limbach Holdings, Inc. August 14, 2019	Page 12

About Limbach

Founded in 1901, Limbach is the 9th largest mechanical systems solutions firm in the United States as determined by Engineering News Record. Limbach provides building infrastructure services, with an expertise in the design, installation and maintenance of HVAC and mechanical, electrical, and plumbing systems for a diversified group of commercial and institutional building owners. Limbach employs more than 1,700 employees in 14 offices throughout the United States. The Company’s full life-cycle capabilities, from concept design and engineering through system commissioning and recurring 24/7 service and maintenance, position Limbach as a value-added and essential partner for building owners, construction managers, general contractors and energy service companies.

Forward-Looking Statements

We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, our earnings, Adjusted EBITDA, revenues, expenses, capital expenditures or other future financial or business performance or strategies, results of operations or financial condition. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our Form 10-K filed on April 15, 2019, which is available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this presentation.

Investor Relations:

The Equity Group Inc.

Jeremy Hellman, CFA

Vice President

(212) 836-9626 / jhellman@equityny.com

Or

Limbach Holdings, Inc.

John T. Jordan, Jr.

Executive Vice President and Chief Financial Officer

(301) 623-4799 / john.jordan@limbachinc.com

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